Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 - USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

March 3, 2010

UFP Technologies Announces Strong 2009 Results

Georgetown, Mass., March 3, 2010.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $5.9 million or $0.94 per diluted common share outstanding for its fiscal year ended December 31, 2009, 16% higher than net income of $5.1 million or $0.82 per diluted common share outstanding for its fiscal year 2008.  Sales for 2009 were $99.2 million or 9.8% less than 2008 sales of $110 million.

For its fourth quarter ended December 31, 2009, the Company reported net income of $2.9 million or $0.45 per diluted common share outstanding, compared to net income of $1.1 million or $0.19 per diluted common share outstanding in the same period in 2008.  Sales for the fourth quarter of 2009 were $29.0 million or 11.4% higher than 2008 fourth quarter sales of $26.1 million.

“I am very pleased with our strong finish to 2009,” said R. Jeffrey Bailly, Chairman & CEO.  “Solid demand in our medical and military markets, coupled with the positive impact of our now fully integrated acquisitions, enabled us to generate record profits.”

“These results are a testament to our company’s depth and our responsiveness to changing market conditions and growth opportunities,” Bailly said.  “Early in 2009, we scaled back the business in the face of significantly reduced customer demand.  Yet we maintained the ability to identify exciting acquisition candidates, quickly close the transactions, and efficiently integrate those businesses.”

“We finished the year in excellent financial condition. With $15 million in cash, we are well positioned to grow our business both internally and through additional strategic acquisitions,” Bailly added.  “This, combined with improving customer demand, leaves me optimistic about 2010 and beyond.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its acquisition strategies, the Company’s growth potential and strategies for growth, and statements about customer demand.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	Unaudited
	Three Months Ended		Twelve Months Ended
	31-Dec-09	31-Dec-08	31-Dec-09	31-Dec-08
Net sales	$29,044	$26,066	$99,231	$110,032
Cost of sales	20,093	19,429	72,512	81,469
Gross profit	8,951	6,637	26,719	28,563
SG&A	4,662	3,982	18,539	18,823
Restructuring charge	—	909	—	1,315
Operating income	4,289	1,746	8,180	8,425
Gain on acquisitions	—	—	840	—
Interest expense, other income & expenses	(46)	(43)	(221)	(270)
Income before income taxes	4,243	1,703	8,799	8,155
Income taxes	1,327	562	2,817	2,995
Net income from consolidated operations	$2,916	$1,141	$5,982	$5,160
Net income attributable to noncontrolling interests	$(10)	$5	$(53)	$(44)
Net income attributable to UFP Technologies, Inc.	$2,906	$1,146	$5,929	$5,116
Weighted average shares outstanding	5,920	5,640	5,830	5,550
Weighted average diluted shares outstanding	6,497	6,112	6,294	6,263
Per Share Data
Net income per share outstanding	$0.49	$0.20	$1.02	$0.92
Net income per diluted share outstanding	$0.45	$0.19	$0.94	$0.82

Consolidated Condensed Balance Sheets

($ in thousands)

Assets:	31-Dec-09	31-Dec-08
Cash	$14,999	$6,729
Receivables	14,218	12,755
Inventories	7,647	8,153
Other current assets	1,887	2,005
Net property, plant, and equipment	12,218	11,754
Other assets	8,483	7,327
Total assets	$59,452	$48,723
Liabilities and equity:
Short-term debt	$623	$1,420
Accounts payable	4,274	3,304
Other current liabilities	6,153	6,229
Long-term debt	7,502	4,852
Other liabilities	1,895	1,027
Total liabilities	20,447	16,832
Total equity	39,005	31,891
Total liabilities and stockholders’ equity	$59,452	$48,723